Exhibit 99.1

Management Incentive Plan 2006

The Incentive Bonus Plan for 2006 is based on the following concepts:

*   As a participant in the Management Incentive Plan your contribution impacts overall corporate performance. To reflect this, all participants will have Corporate Earnings Per Share as a performance factor.

*   Division and Region Performance will focus on the achievement of key business fundamentals:  Net Sales (Revenue), Operating Profit and prudent cash management as measured by Free Cash Flow from Operations.

Here’s how the plan works:

TARGET BONUS

The target bonus opportunity is a specific percentage of a participant’s base salary (as of December 31 of the plan year) and represents the amount of bonus a participant could receive if 100% of all performance factors were achieved.

INDIVIDUAL PERFORMANCE

For 2006, managers have the discretion to increase a participant’s incentive award up to 25% for superior performance, reduce the award as performance warrants or if performance is unsatisfactory, eliminate the award.

PERFORMANCE-PAYOUT RELATIONSHIP

Two performance payout matrices have been established to determine the relationship between performance against an established plan target and the incentive award earned. The matrices set a threshold of minimum performance at 85% for all performance factors with a commensurate payout of 50%. If less than 85% of the plan targeted performance is achieved, there will be no incentive paid.

Achieving plan targets results in a 100% incentive earned for that performance factor. A maximum payout of 150% has been established for each performance factor. The maximum performance required to achieve 150% payout will vary depending on the performance factor. Most factors reach the maximum levels at 115% of plan; others will require 150% achievement of plan.

Performance factors are independent of one another for incentive calculation purposes. A participant’s final incentive calculation will be based on the sum of all factors for his/her particular plan (region, division, corporate, etc.), adjusted for individual performance.

INCENTIVE POOL

For each incentive plan an incentive pool will be established.

The total of all incentive awards cannot exceed the total pool of incentive funds for that particular incentive plan.

BONUS PAYOUTS

A participant will have the option of participating in the stock bonus program. In other words, he/she may elect to receive his/her entire post-tax award in cash or take any percentage between 25% and 100% of his/her post-tax incentive award in shares of West Pharmaceutical Services common stock.

These shares will be deposited with an investment firm where accounts are maintained for our Stock Bonus Plan. We encourage participants to retain these shares and to take advantage of the incentive share opportunities of the Stock Bonus Plan.

STOCK BONUS PLAN

Here are the highlights of the Stock Bonus Plan:

*  At least 25% of a participant’s after-tax annual bonus can be paid in shares of West Pharmaceutical Services common stock (“bonus shares”).

However, a participant may elect to have up to 100% of his/her bonus paid in shares.

*  Participants may elect to commit bonus shares to long-term holding by depositing those shares into an authorized account. Shares will be held in the participant’s name.

*  If a participant commits to long-term holding, a number of restricted shares (“incentive shares”) equal to 25% of the committed bonus shares will be issued to the participant.

*  The incentive shares will contain a legend stipulating that the restrictions lapse at the end of four years from the date of issuance, as long as the bonus shares are continuously held by the participant during that four-year period.

*  If a participant retires under a West Pharmaceutical sanctioned Retirement Plan, the restrictions will lapse, as long as the bonus shares have been retained continuously. Participants will be entitled to receive a portion of the Incentive Shares according to the following schedule:

25% with at least one but less than two years continuous ownership of the bonus shares.

50% with at least two but less than three years continuous ownership of the bonus shares.

75% with at least three but less than four years continuous ownership of the bonus shares.

*  Participants will receive dividends from bonus shares and restricted shares as they are declared. These dividends will be reinvested in stock of West Pharmaceutical Services.

*  Ownership records will be reviewed annually to verify continuous ownership.

ELIGIBILITY

Eligibility and the amount and type of awards under this plan are solely at the discretion of management and are not guaranteed under any circumstances. Participants must be active employees on December 31 of the plan year to be eligible for bonus payment consideration. Awards will be prorated based on eligibility date.

PERFORMANCE FACTOR DEFINITIONS

Earnings Per Share (EPS): Determined by dividing the corporation’s after tax net income, adjusted for foreign exchange at budgeted rates and special items, by the average number of shares of stock of outstanding.

Special Adjustments:  Those items that are material, unusual in nature and/or occur infrequently. Special adjustments are subject to Board Compensation Committee review and acceptance.

Net Sales: The revenue generated by the sale of products or services less returns and allowances.

Operating Profit: Net sales (as defined above) minus the cost of goods sold, lab and engineering expense, selling, general, administrative and other expense.

Division Cash Flow from Operations:  Operating profit plus depreciation adjusted for increases or decreases in accounts receivable, inventory and accounts payable minus capital expenditures.

Corporate Cash Flow: Cash flow from operations minus capital expenditures, dividends and special adjustments.

Note:  For incentive plan purposes, Earnings Per Share, Net Sales, Operating Profit and Cash Flow Factors from non-U.S. operations will be measured at budgeted exchange rates.

Following are the 2006 performance factors each weighted as to its influence on the overall bonus calculation. The Management Incentive Bonus Plan’s performance factors vary per division within the Company.

CORPORATE PERFORMANCE FACTORS

* Corporate financial performance:

Corporate performance will be measured on the achievement of the Company’s 2006 Earnings Per Share and Cash Flow targets:

• EPS: [65%]

• Corporate Cash Flow: [35%]

PHARMACEUTICAL SYSTEMS DIVISION PERFORMANCE FACTORS

* Division financial performance (75%)

2006 key financial performance factors:

• Net Sales [25%]

• Operating Profit [50%]

• Division Free Cash Flow [25%]

* Corporate Financial Performance (25%): Corporate performance will be measured on the achievement of the Company’s 2006 Earnings Per Share target.

PHARMACEUTICAL SYSTEMS DIVISON’S REGIONS (AMERICAS and EUROPE/ASIA REGIONS) PERFORMANCE FACTORS

* Region performance (50%): A significant portion of a participant’s bonus opportunity will hinge on his/her region’s achievement of the operating profit and net sales (revenue) goal contained in the annual business plan.

• Net Sales [25%]

• Operating Profit [75%]

* Division financial performance (25%):  Division performance will be measured on achievement of these financial goals in the division’s annual business plan:

• Net Sales [25%]

• Operating Profit [50%]

• Division Free Cash Flow [25%]

* Corporate Financial Performance (25%): Corporate performance will be measured on the achievement of the Company’s 2006 Earnings Per Share target.

TECH GROUP REGION’S PERFORMANCE FACTORS

* Region performance (75%): A significant portion of a participant’s bonus opportunity will hinge on his/her region’s achievement of the operating profit and net sales (revenue) goal contained in the annual business plan.

• Operating Profit [50%]

• Net Sales [25%]

• Free Cash Flow [25%]

* Corporate Financial Performance (25%): Corporate performance will be measured on the achievement of the Company’s 2006 Earnings Per Share target.